EXHIBIT 10.13
                                                                   -------------


                   EQUIPMENT SALE & NETWORK SERVICE AGREEMENT
                   ------------------------------------------

     This Equipment Sale & Network Service Agreement ("Agreement") is dated this 27th day of October, 2000, and entered into by and between Hitdisc.com, Inc., a California corporation doing business as Zapdisc ("Manufacturer") and Enter Tech Corporation, a Nevada corporation("ETC") with reference with the following facts ZapDisc and ETC are sometimes referred to hereafter as the "Party" or collectively as the "Parties".

                                    RECITALS

     WHEREAS, Manufacturer owns certain patented technology for the distribution of digital products and is willing to sell certain equipment, license certain technology and provide certain networking services as more particularized below,

     WHEREAS, ETC desires to purchase Manufacturer's equipment, license certain technology to be networked and serviced in accordance with the terms herein,

     NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants, and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, agree as follows:

     1.0  DEFINITIONS. For purposes of this Agreement:

     1.1 DVM. "DVM" shall mean Manufacturer's digital vending machine which consists of a fully automated kiosk which can deliver digital products in the form of custom music CDs.

     1.2 Territory. "Territory" shall consist of the United States unless otherwise mutually agreed to by the Parties hereto in writing.

     1.3 Customers. "Customers" shall mean the purchasers of any custom music CDs created by Manufacturer's DVMs.

     1.4 Delivery Period. The "Delivery Period" for each DVM is the period commencing on the first date Manufacturer receives an order and payment for the purchase for each DVM consistent with the process set forth in Paragraph 3.0 below and ending one (1) year from the date of Manufacturer's receipt of each order.

     1.5 Software. "Software" shall mean Manufacturer's propriety computer programming and code which enables the DVMs to operate as well as the proprietary interface with the Network.

     1.6 Network. The "Network" consists of the database of digital content stored on the DVMs and the servers located at Manufacturer's facilities as well as the interface by which digital data may be transmitted between the DVM and Manufacturer's facilities. The physical communication medium through which said data will be transmitted (bandwidth, e.g., DSL, satellite, T-1 or other method) shall not be considered part of the Network.

     2.0  SALE OF EQUIPMENT.

     (a) Subject to the terms and conditions of this Agreement, ETC hereby agrees to purchase from Manufacturer and Manufacturer hereby agrees to sell and deliver to ETC the DVMs for the purchase price specified in Paragraph 3.5 of this Agreement (the "Purchase Price"). Each DVM shall be purchased in accordance with the procedures set forth in Paragraph 3.0 of this Agreement and shall be subject to the terms and conditions specified herein.


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     (b) Manufacturer further agrees to provide ETC with a nonexclusive license to use Manufacturer's Software and Network (hereinafter collectively referred to as the "Programs") in connection with the DVM, subject to the terms and conditions specified herein. Notwithstanding any provision in this Agreement to the contrary, Manufacturer shall retain all right, title and interest in and to any Programs provided to ETC in connection with the DVMs being acquired by ETC hereunder. Manufacturer hereby grants to ETC a nonexclusive license to utilize the Programs in connection with the operation and use of the DVMs pursuant to Paragraph 6.0 of this Agreement. (c) In addition to any other remedy Manufacturer may have, including the remedies set forth below, Manufacturer reserves the right to terminate ETC's license if ETC fails to comply with any term or condition hereof, subject to Paragraph 9.5 below. ETC agrees upon written notice from Manufacturer of any termination of the license granted pursuant to this paragraph and in accordance with any more specific directions from Manufacturer, to deliver immediately to Manufacturer all Programs and copies thereof, and all other tangible items and materials in the possession or custody of Buyer embodying the Programs. (d) ETC shall not accept orders from potential joint ventures or other purchasers of any DVMs to be delivered or placed in service outside the Territory unless otherwise mutually agreed to by the Parties hereto in writing.

     (e) Nothing in this Agreement shall be construed to preclude Manufacturer from marketing, selling, servicing or networking the DVMs directly in the Territory or from marketing, selling, licensing or servicing DVMs to or for any third party which might market, sell or lease DVMs in the Territory and Manufacturer expressly reserves the right to do so; provided, however, that Manufacturer agrees that it shall not sell or license DVMs to any other joint venture which is structured in a manner as the ETC.


     (f) Each and every DVM purchased from Manufacturer under this Agreement must be marketed by ETC with Manufacturer's trademark logos and the tradename, Zapdisc, consistent with the graphics set forth on Exhibit "A" attached hereto.

     2.1  ETC Duties and Responsibilities.

     ETC agrees to use its best efforts to promote, develop a market, sell, and distribute custom music CD products created by the DVMs to Customers in the Territory. Among such other actions as may be necessary to generate sales from the DVMs in the Territory, ETC agrees to perform the following duties:

     (a) ETC will engage in sales promotion activities in which each DVM shall be designated by its trade name and identified as Manufacturer's DVM that is being marketed by ETC as an independent entity, and ETC will maintain a qualified administrative organization for the DVMs in the Territory.

     (b) ETC will maintain an administrative staff in connection with the installation and operation of each DVM as well as sufficient quantities of all consumable items including, without limitation, recordable CDs, jewel cases and appropriate paper stock for purchase receipts for the operation of each DVM, all of which shall comply with Manufacturer's specifications. In addition, ETC will maintain a customer service department to respond to any customer service calls received by ETC from Customers who purchased products from the DVMs in the Territory in a prompt and courteous manner.

     (c) ETC shall at all times conduct its business in a manner that will reflect favorably on Manufacturer as well as the DVMs and will not engage in any deceptive, misleading, illegal or unethical business practice. ETC agrees not to make any representations or give any warranties or guarantees to any person, including, without limitation it joint venture partners, vendors or other third parties with whom it contracts, concerning the DVMs or the Network Services as set forth in Paragraph 8.0 below unless expressly authorized in writing by Manufacturer.


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     (d) Manufacturer shall have the right not more than once every three months and on reasonable notice and during normal business hours to visit and inspect ETC's places of business for the purpose of verifying to the satisfaction of Manufacturer that ETC is performing its obligations under this Agreement and for purposes of conducting an audit of ETC's business operations and sales.

     (e) ETC, not later than the tenth day following the end of each month, shall provide Manufacturer with a report as to the sales of digital products to Customers for each DVM. The monthly sales report shall list for each DVM the total dollar amount of digital products sold to Customers together with a breakdown of the identity of each music track reproduced.


     (f) ETC will assist Manufacturer in assessing customer requirements for the DVMs and in developing modifications and improvements of the DVMs, with a view towards maximizing the potential market for the DVMs in the Territory. ETC will keep Manufacturer fully informed of all governmental, commercial and industrial activities or plans that could or do affect the sale of DVMs in the Territory.

     (g) ETC shall locate and negotiate the venue for each point of sale location for the deployment of DVMs. Each point of sale location for each DVM shall be a secure environment that is enclosed and does not expose the DVM to the elements. With regard to dual terminal DVMs, Manufacturer recommends that each point of sale location have established customer foot traffic of 750K to 1.5M people on a monthly basis.

     (h) ETC shall arrange for the installation of and access to bandwidth at each point of sale location for each DVM with sufficient capacity for the operation of the Network Services to be provided by Manufacturer in accordance with Paragraph 8.0 of this Agreement. ETC acknowledges and agrees that each point of sale location for each DVM shall have minimum bandwidth of 512 kilobites to 1 megabite. ETC shall continue to make available to Manufacturer at each point of sale location for each DVM sufficient bandwidth (512 kilobites to 1 megabite) for the operation of the Network Services to be provided by Manufacturer in accordance with Paragraph 8.0 of this Agreement

     (i) ETC will comply with all applicable laws and regulations and will not knowingly assist or participate in any violation of laws or regulations applicable to Manufacturer or ETC, including regulations promulgated by the U.S. Department of Commerce prohibiting the export of DVMs to certain countries.

     (j) In the event ETC receives written notice from Manufacturer that a Customer has requested a refund consistent with Paragraph 2.5(f), ETC agrees to remit payment to the Customer in the amount requested within fifteen (15) days of the receipt of Manufacturer's notice and provide Manufacturer with written confirmation that the refund by ETC has been disbursed.

     2.2  Representations Regarding Ownership and Control of ETC.

     The ETC represents and warrants to the Manufacturer that:

     (a) The persons listed on Exhibit "B" are the only persons who have any interest, of record or beneficially, in the joint ventures involving ETC. The identification of the persons listed on Exhibit "B" is for informational purposes only and so to enable Manufacture to determine whether it is obligated to respond to information requests concerning the DVMs.

     (b) Other than the person identified Paragraph 2.2(a) above, no other person, firm or corporation has or will have any right, option or privilege under any circumstances to acquire any interest, of record or beneficially, in the joint ventures involving ETC.

     (c) ETC will provide written notice to the Manufacturer no sooner than twenty (20) days prior to any contemplated change in the ownership or interest in ETC, or in the identity of the persons who have authority and responsibility for the management of ETC's business, and will not enter into any agreement to effect any such change without the prior written approval of the Manufacturer.


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     2.3  ETC Milestones.

     ETC agrees that a failure by ETC to order and take delivery of a sufficient number of DVMs to meet the milestones set forth below shall be cause for termination by Manufacturer of this Agreement and of all of ETC's rights hereunder:

     (a) Three Months : At least thirty (30) dual terminal DVMs (60 single terminal DVMs at a purchase price which has yet to be determined).

     (b) Nine Months : At least another thirty (30) DVMs (60 single terminal DVMs at a purchase price which has yet to be determined).

     2.4  ETC Expenses.

     (a) ETC shall be responsible for all expenses incurred by it in connection with the implementation and performance of its duties and obligations under this Agreement, including but not limited to:

          (i) Any and all costs incurred in fulfilling ETC's duties and responsibilities as provided in Paragraph 2.1 above;

          (ii) Salaries for ETC's personnel;

         (iii) Any and all costs and expenses associated with establishing and maintaining ETC's sales organization, customer service department and general and administrative offices;

          (iv) Advertising and promotion expenses; and

          (v) Any and all taxes, duties, tariffs or charges which may be imposed on ETC.

     (b) In addition to the foregoing expenses, ETC shall be responsible for each of the following expenses incurred in connection with the installation of each DVM:

          (i) Any and all costs incurred in fulfilling ETC's duties and responsibilities as provided in Paragraph 2.1 above;

          (ii) Transporting the DVM from Manufacturer's facilities to the point of sale location in the Territory;

         (iii) Any and all costs associated with identifying and securing the point of sale location in the Territory;

          (iv) Any and all costs associated with installing the communication medium (bandwidth costs) through which Manufacturer will operate the Network;

          (v) Any and all other operational costs associated with the point of sale location.

     (c) In addition to the foregoing expenses, ETC shall be responsible for each of the following expenses incurred in connection with the ongoing operation and use of each DVM;

          (i) Any and all costs associated with the point of sale location in the Territory, including, by way of example, rent;

          (ii) Any and all costs associated with maintaining the communication medium (bandwith costs) through which Manufacturer will operate the Network;

         (iii) Any and all costs associated with maintaining an adequate supply of all consumable items including, without limitation, recordable CDs, jewel cases and appropriate paper stock for purchase receipts for the operation of each DVM, all of which shall comply with Manufacturer's specifications;


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          (iv) Any and all costs associated with advertising displayed on the plasma screen incorporated with each DVM. Manufacturer and ETC agree that they shall use their best efforts and negotiate in good faith in the event an opportunity arises for a national advertising campaign incorporating DVMs owned by ETC and DVMs owned by Manufacturer;

          (v) Any and all costs associated with the sales and reporting of sales of products by each DVM;

          (vi) Any and all costs associated with the collection of cash, processing of credit cards and issuances of any credits relative to the sales of products to Customers.

     2.5  Manufacturer's Obligations.

     Manufacturer shall perform the following duties pursuant to this Agreement:

     (a) Manufacturer will use its best efforts to supply ETC's purchase orders for the DVMs on the terms and conditions of this Agreement; provided, however, that Manufacturer shall be under no obligation to ETC to sell or continue distribution of the DVMs, whether or not on the existing price list, beyond sixty (60) days after notice of discontinuation from Manufacturer to ETC; provided further, that Manufacturer reserves the right to make substitutions and modifications in the DVMs if such substitutions or modifications do not materially adversely affect overall DVM performance. ETC also acknowledges that, because of manufacturing scheduling, Manufacturer may sometimes be unable to supply orders to be delivered consistent with Paragraph 3.1 below. In this event, Manufacturer shall advise ETC of its estimated delivery date as soon as is reasonably practicable after receipt of the order but in no event shall delivery of any DVM be greater than one (1) year from the date of Manufacturer's receipt of a purchase order from ETC as provided for in Paragraph 3 below.


     (b) Manufacturer will provide reasonable training for ETC's technical and marketing personnel on an as needed basis, at no charge.

     (c) Once the DVM is delivered by ETC at the point of sale location in the Territory, Manufacturer will provide the initialization for each DVM. Such initialization will include ensuring that the DVM database is secure and operational and that access to Manufacturer's Network is established provided that ETC has properly set up the point of sale location with the communication medium (bandwidth) as set forth in Paragraphs 2.1(h) and 2.4(b)(iii) above.

     (d) Once the DVM has been initialized, Manufacturer will maintain and exclusively operate the Network as well as the databases on each DVM.

     (e) Manufacturer will keep ETC informed of changes in DVMs, specifications and deliveries and of governmental, commercial and industrial activities or plans that affect the sale of DVMs in the Territory.

     (f) Manufacturer will also maintain a customer service department including a toll free number to respond to any customer service calls received by Customers of ETC who purchased products from the DVMs in the Territory in a prompt and courteous manner. Manufacturer agrees to keep ETC periodically informed of Customer complaints. Manufacturer will advise ETC in writing in the event of a Customer request for a refund. Such written advice shall include the Customer's name address and reason for requesting a refund together with the amount requested.

     (g) Manufacturer will provide the warranty services as provided for in Paragraph 4.0 below.

     2.6 ETC's Right To Use Manufacturer's Documentation, Trademarks and
Markings.

     (a) ETC is hereby granted the right to reproduce, at its expense, Manufacturer's publicly distributed documentation relating to the DVMs and to use such documentation in connection with the operation of the DVMs. Reproduction of Manufacturer trademarks, logos, symbols, etc., shall be true reproductions.

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         (b) During the term of this Agreement, ETC is hereby granted permission to use Manufacturer's trademarks and trade names in connection with ETC's obligations under this Agreement. ETC recognizes Manufacturer's exclusive ownership of such marks and names and agrees not to take any action inconsistent
with  such  ownership.   ETC  shall  discontinue  using  any  of  Manufacturer's
trademarks, trade names, logos and symbols immediately upon expiration or termination of this Agreement subject to Paragraph 9.5 below.

     (c) ETC will not remove or make or permit any alterations in any tags, labels or other identifying markings placed by Manufacturer on any DVMs. ETC will not add any identifying marks, tags, or labels to any DVMs; provided, however, that ETC shall have the right to place a serial number of the back of each DVM for purposes of maintaining ETC's business records and operations.

     2.7  Independent Contractor Without Liability to Manufacturer.

     ETC will act as an independent contractor under the terms of this Agreement and not as an agent or legal representative of Manufacturer for any purpose, and ETC has no right or authority to assume or create any obligation of any kind, express or implied, on behalf of Manufacturer to ETC's customers or to any other person. All agreements between ETC and its vendors, third parties with whom it otherwise contracts and Customers are the sole responsibility of ETC, and shall have no effect on ETC's obligations under this Agreement. Except for any product liability claims, ETC shall be wholly responsible for, and shall indemnify and hold Manufacturer free and harmless from, any and all claims, demands, actions, any losses or damages arising therefrom and any fees, costs, and expenses related thereto (including attorneys fees generated by counsel whose appointment shall be at Manufacturer's election and discretion) arising out of the acts of ETC, its agents, employees and servants, or any of them.

     3.0 PURCHASE ORDERS AND DELIVERY.

     3.1 Purchase Orders.

     (a) During the term of this Agreement, ETC shall issue a written purchase order to Manufacturer for each DVM, which purchase order shall state: "This purchase order is placed under the terms and conditions of the ETC Agreement between ETC and Manufacturer, dated October 27, 2000. Purchase orders from ETC shall be deemed accepted by Manufacturer only upon execution by Manufacturer of a written acknowledgment of the order. Delivery dates for each DVM so ordered shall be determined by mutual agreement, which agreement shall be evidenced solely by the delivery schedule set forth in Manufacturer's acknowledgment. The foregoing method shall be the only method by which ETC commits to purchase DVMs from Manufacturer and Manufacturer commits to sell DVMs to Buyer. ETC agrees to assist Manufacturer in its production planning by providing Manufacturer each calendar quarter with a forecast of ETC's anticipated orders during the next six months.

     (b) ETC hereby acknowledges that Manufacturer has not completed the design for nor has Manufacturer built a single terminal DVM. Accordingly, in the event ETC submits to Manufacturer a Purchase Order for the delivery of a single terminal DVM(s), Manufacturer reserves the right to delay acceptance of that portion of the Purchase Order which includes a single terminal DVM(s) for a period not to exceed ninety (90) days so as to allow Manufacturer the time necessary to complete the design and development of the single terminal DVM. Manufacture will give ETC an artist rendering of the single terminal DVM as well as the Purchase Price as soon as commerically practical. ETC shall have ten (10) days from receipt of the rendering and Purchase Price to approve the same. In the event ETC does not approve the rendering or the Purchase Price, ETC may cancel that portion of the Purchase Order relating to the single terminal DVM without charge.

     (c) Initial Minimum Order. ETC agrees that its initial Purchase Order shall not be for less than nine (9) dual terminal DVM's.


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     3.2  Manufacturer's Rights Regarding Acceptance of Orders from ETC and
          Allocation of Supplies.

     Manufacturer shall use its best efforts, whenever orders for DVMs exceed available supplies, to fairly and reasonably allocate the available supply; however, Manufacturer shall have the right to reduce the quantities of DVMs which may be ordered by ETC. In the event Manufacturer so reduces the quantities of DVMs, ETC shall have no claim of any kind against the Manufacturer for its refusal to accept orders by the Manufacturer as a result of allocations made by the Manufacturer as described herein.

     3.3  Cancellation.

     (a) ETC may cancel any purchase order for a DVM by giving Manufacturer one hundred twenty (120) days advance written notice of such cancellation.

     (b) ETC may cancel any order by notice to Manufacturer, provided that ETC shall pay a cancellation charge based upon the purchase price relating to the DVMs canceled in accordance with the following schedule:

           Number of Days Before       Charge as a Percentage
              Delivery Date               of Purchase Price
           ---------------------       ----------------------

                   120                          25%
                    90                          35%
                    60                          50%
                    30                          80%

     In the event of cancellation, ETC will have no rights in partially completed goods.

     (c) If ETC postpones delivery of an order and subsequently cancels that order, Manufacturer may, at its option, use the original delivery date to calculate the cancellation charge for that order.

     3.4  Delivery & Acceptance.

     (a) Each DVM shall be delivered to ETC F.O.B. Manufacturer's facilities. Delivery of the DVM to a common carrier shall be deemed a satisfactory delivery by Manufacturer to ETC. ETC agrees to pay all freight, insurance, packing and other transportation charges related to said delivery. Manufacturer shall arrange for the freight, insurance, packing and other transportation charges related to said delivery and to prepay such charges, in which event ETC shall reimburse Manufacturer in the amount thereof within ten (10) days of presentation by Manufacturer of evidence of payment. In connection with the delivery of the DVM, ETC may designate in writing, not less than ten (10) business days prior to the shipment date, the carrier for shipment and the amount of insurance and nature of coverage. If ETC fails to so designate any or all such items, Manufacturer, at its discretion, may specify any item not so designated. Manufacturer shall select, at its discretion, the types and amount of crating.

     (b) ETC shall inspect each DVM promptly upon receipt thereof at the shipping destination and may reject any DVM which fail in any significant respect to meet Manufacturer's written specifications as set forth on Exhibit "C" attached hereto. DVMs not rejected by written notification to Manufacturer within ten (10) days of receipt shall be deemed to have been accepted. ETC's rejection shall not be effective unless the rejected DVM is returned freight prepaid by ETC to Manufacturer in a timely fashion not to exceed thirty (30) days of receipt. As promptly as commercially reasonable but not later than thirty (30) days after receipt by Manufacturer of a properly rejected DVM, Manufacturer shall, at its option and expense, either repair or replace said properly rejected Equipment. Manufacturer will prepay transportation charges back to ETC and credit ETC's account for any costs of transportation in the United States incurred by ETC in connection with the return to Manufacturer of a properly rejected DVM; otherwise ETC shall pay ground transportation charges in both directions.

     (c) Risk of loss or damage to the DVM shall pass to ETC upon delivery by Manufacturer to a common carrier for shipment.


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     3.5  Price.

     (a) The Purchase Price for each dual terminal DVM purchased pursuant to this Agreement shall be One Hundred Twenty Five Thousand Dollars ($125,000.00US) together with an initialization fee for the services as set forth in Paragraph 2.5(c) in the amount of Twenty Five Hundred Dollars ($2,500.00) per day plus travel expenses. The Purchase Price does not include the Network service charges as set forth in Paragraph 8.0 below or the extended warranty maintenance charges set forth in Paragraph 7.0 below. It is hereby expressly understood by ETC that Manufacturer and ETC have not agreed upon a sales price for a single terminal DVM.

     (b) Payment terms are seventy five percent (75%) of the Purchase Price at the time Manufacturer accepts a purchase order with the balance payable prior to shipment of the DVM. All payments shall be made at Manufacturer's principal place of business in Irvine, California, without deduction or offset. Each invoice submitted by Manufacturer shall reference ETC's purchase order number. Payment shall be made without regard to whether ETC has made or may make any inspection or use of the DVM.

     (c) Each shipment shall be treated as a separate transaction, but in the event of any default of ETC, Manufacturer may decline to make further shipments without in any way affecting its rights hereunder. If, despite any default by ETC, Manufacturer elects to continue to make shipments, Manufacturer's action shall not constitute a waiver of any default by ETC or in any way affect Manufacturer's legal remedies for any such default.

     (d) Manufacturer may assess service charges not exceeding one and one-half percent (1.5%) per month, or such lesser amount as may be permitted by applicable law, on past due accounts.

     (e) Manufacturer retains a security interest in each DVM to secure performance of ETC's payment obligations for the Purchase Price. If ETC shall fail to pay any portion of the Purchase Price, Manufacturer shall have the right, without liability, to repossess the DVM and to avail itself of any legal remedy. ETC agrees to execute and deliver such financing statements and other documentation as Manufacturer may reasonably request to perfect and protect Manufacturer's interests in the DVM. Title to the DVM shall remain with Manufacturer until the total Purchase Price, together with any service charges assessed thereon, has been paid in full.

     3.6  Taxes.

     The Purchase Price set forth in Paragraph 3.5(a) above is exclusive of any sales, use or privilege tax, customs duty or import, excise tax based on gross revenue or any similar tax or charge which might be levied as a result of the production, sale or shipment of any DVM or the use of any DVM by ETC. ETC agrees to pay and otherwise be fully responsible for any such taxes (except for taxes based on the net income of Manufacturer). Any personal property taxes assessable on the DVM after delivery shall be borne by ETC. Manufacturer shall have the right, but shall not be obligated, to pay any such taxes directly, in which event ETC shall promptly reimburse Manufacturer in the amount thereof upon presentation by Manufacturer of evidence of payment.

     4.0  LIMITED WARRANTY.

     (a) Manufacturer warrants to Buyer that, for a period of one hundred twenty
(120) days from delivery, each DVM will conform in all material respects to Manufacturer's written specifications for the item attached hereto as Exhibit "C" and will be free from defects in materials and workmanship. Manufacturer's obligation under this warranty is limited to, at Manufacturer's option, repairing or replacing, at Manufacturer's facility or at the location of the DVM, at Manufacturer's option, any DVM or parts thereof that Manufacturer determines not to conform to this warranty. ETC shall promptly notify Manufacturer in writing of any alleged defects in the DVM and specifically describe the problem. Manufacturer shall have no obligations under this warranty with respect to any defect unless it receives notice and a description of such defect no later than ten (10) business days following the expiration of the warranty period. Upon receipt of such notice, Manufacturer shall either advise ETC that warranty service shall be provided at the location of the DVM or shall instruct ETC as to the part or parts of the DVM that ETC shall ship back to Manufacturer for repair or replacement. Manufacturer will pay the costs of transporting repaired or replaced DVM back to ETC and will reimburse ETC for costs of transporting the DVM to Manufacturer which Manufacturer determines to have been defective; otherwise, ETC shall pay all costs of transportation in both directions.


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     (b) Manufacturer represents and warrants that it has title to the DVMs to be conveyed hereunder and has the right to sell the same and that at the time of delivery, each DVM shall be free of any security.

     (c) The limited warranty provided by Manufacturer does not impose any duty or liability upon Manufacturer for:

     (i) Any damage or defect occurring, at any time, during shipment of products. When returning products to Manufacturer for repair or replacement, ETC assumes all risk of loss or damage, and agree to use any shipping containers which might be provided by Manufacturer and to ship the products in the manner prescribed by Manufacturer;

     (ii) Any damage caused by unauthorized adjustment, repair or service by anyone other than personnel of Manufacturer or ETC's trained and authorized repair agents;

    (iii) Repair, damage or increase in service time caused by the failure to provide a continuously suitable installation environment, including, but not limited to: (1) neglect or misuse, (2) a failure or sudden surge of electrical power, (3) improper air conditioning or humidity control, or (4) any other cause other than ordinary use;

     (iv) Repair, damage or increase in service time caused by fire, flood, earthquake, water, wind, lightning or other natural disaster, strike, inability to obtain materials or utilities, war, civil disturbance or any other cause beyond Manufacturer's reasonable control;

     (v) Failure of the communication medium (bandwidth) supplied by ETC for purposes of Manufacturer operation of the Network as provided for herein;

     (vi) Any statements made about the DVM by ETC, its representatives or agents, unless such statements are in a written document signed by an officer of Manufacturer. Such statements as are not included in a signed writing do not constitute warranties, shall not be relied upon by ETC and are not part of the contract of sale;

    (vii) Any damage arising from the use of the DVMs in any application, other than the retail application for which they are intended, unless, upon request, such use is specifically approved in writing by Manufacturer. DVMs are sophisticated CD duplication units and are not sold or distributed for personal, family or household purposes; or

    (viii) All statements, technical information and recommendations contained in this Agreement are based on tests Manufacturer believes to be reliable, but the accuracy or completeness thereof is not guaranteed and Manufacturer neither assumes nor authorizes any person to assume any other liability or warranty in connection with its DVMs.

     (d) Upgraded limited warranty. In the event ETC requests that Manufacturer provide on-site repair of any defects in the materials and workmanship of a DVM for the limited warranty period consistent with Paragraph 4.0(a) above, ETC shall pay in advance to Manufacturer at time of delivery an on-site warranty service fee in the amount of Twenty Five Thousand Dollars ($25,000.00).

     THE FOREGOING WARRANTIES APPLY ONLY TO THE ETC AND ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, INCLUDING WITHOUT LIMITATION IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

     (e) Manufacturer shall in no event have obligations or liabilities to ETC or any other person for loss of profits, loss of use or incidental, special or consequential damages, whether based on contract, tort (including negligence), strict liability, or any other theory or form of action, even if Manufacturer has been advised of the possibility thereof, arising out of or in connection with the sale, delivery, use, repair or performance of the DVM or the Programs, or any failure or delay in connection with any of the foregoing. Without limiting the generality of the preceding sentence, Manufacturer shall not be liable for personal injury or property damage with the exception of product liability claims. In no event shall the liability of Manufacturer arising in connection with any DVM sold hereunder exceed the actual amount paid by ETC to Manufacturer for a single DVM delivered hereunder.

     5.0  PATENT AND TRADEMARK INDEMNITY.

     5.1  Indemnity.

     Manufacturer will defend, at its own expense, any suit or proceeding against ETC in a court of the United States for the direct infringement of United States patents and trademarks by the DVM purchased from Manufacturer hereunder. Manufacturer shall pay all damages and costs finally awarded against ETC because of direct infringement; provided, however, that Manufacturer shall not be obligated to defend or be liable for costs or damages awarded in any suit or proceeding for infringement of patents by any other products, or any completed DVM, system, assembly, combination, method or process, in which, or in the manufacture or testing of which, any DVM purchased from Manufacturer may be used; and provided further that Manufacturer's obligations to pay such damages and costs shall not apply to any alleged infringement occurring after ETC has received notice of such alleged Infringement unless Manufacturer thereafter gives to ETC written consent for such continuing alleged infringement. Manufacturer's liability hereunder shall not exceed the purchase price paid by ETC for the infringing DVM, and Manufacturer shall not be liable for any collateral, incidental or consequential damages awarded against ETC.

     5.2  Notice.

     Manufacturer's duties under this Paragraph 5.1 are conditioned upon ETC giving Manufacturer prompt written notice of commencement of any suit or proceeding or any claim of infringement and furnishing to Manufacturer a copy of each communication relating to the alleged infringement and giving to Manufacturer all authority (including the right to exclusive control of the defense of any such suit or proceeding), information and assistance (at Manufacturer's expense) necessary to defend or settle such suit or proceeding. Manufacturer shall not be bound by any settlement made without Manufacturer's prior written consent.

     5.3  Injunction.

     If in any such suit or proceeding ETC's continued use of any item of DVM is enjoined, or if by reason of any claim of infringement Manufacturer deems it advisable to do so, Manufacturer may at its option and expense, (i) procure for ETC the right to continue using such DVM, (ii) modify or replace such DVM with noninfringing DVM, provided that such modification does not materially affect performance, or (iii) remove such DVM, grant ETC a credit thereon as depreciated on a straight_line 3_year basis and accept its return. If infringement is alleged prior to completion of deliveries of the DVM, Manufacturer may decline to make further shipments without being in breach of this Agreement.

     THE FOREGOING STATES THE SOLE AND EXCLUSIVE LIABILITY OF MANUFACTURER FOR PATENT, TRADEMARK AND COPYRIGHT INFRINGEMENT AND IS IN LIEU OF ANY AND ALL WARRANTIES OR SIMILAR OBLIGATIONS, EXPRESS OR IMPLIED, IN REGARD THERETO.

     6.0  SOFTWARE LICENSE.

     6.1  Software.

     Notwithstanding any contrary provision in this Agreement, Manufacturer shall retain all right, title and interest in and to any Programs provided to ETC in connection with the DVMs being acquired by ETC hereunder. Manufacturer hereby grants to ETC a restrictive, nonexclusive license under which ETC may use the Programs solely in connection with the DVMs pursuant to the terms and conditions of the Zapdisc Digital Vending Machine Software System License attached hereto, marked Exhibit "D" and fully incorporated hereat by this reference. In the event of a conflict in the terms or conditions of this Agreement and the Zapdisc Digital Vending Machine Software System License attached hereto, marked Exhibit "D", the terms and conditions of the latter shall control. ETC agrees to maintain the confidentiality of the Programs and to instruct and obligate their employees and agents to do the same. Without limiting the generality of the foregoing, ETC shall not reproduce or modify all or any portion of the Programs, nor shall ETC disclose, sell, sublicense or otherwise transfer or make available all or any portion of the Programs to any third party, without the prior express written consent of Manufacturer.

     6.2  Termination.

     In addition to any other remedy Manufacturer may have, Manufacturer reserves the right to terminate ETC's license if ETC fails to comply with any term or condition hereof, subject to Paragraph 9.5 below. ETC agrees upon written notice from Manufacturer of any termination of the license granted pursuant to this Paragraph 6.2 and in accordance with any more specific directions from Manufacturer, subject to Paragraph 9.5 below, to deliver immediately to Manufacturer all Software and copies thereof and all other tangible items and materials in the possession or custody of ETC embodying the Software.

     7.0  EXTENDED WARRANTY SERVICE.

     Upon expiration of the initial limited warranty as set forth in Paragraph
4.0 above, and upon the request of ETC, Manufacturer (or its authorized representative) will provide on-site technical support for situations where ETC's personnel have been unable to correct problems associated with the DVMs. It is agreed that if the required on-site technical support is mutually determined by ETC and Manufacturer (or its authorized representative) to be necessary due to a defect under the DVM warranty or is readily correctable with normal maintenance procedures, ETC shall be billed at the then prevailing Manufacturer rate for such on-site technical support.

     8.0  NETWORK SERVICES

     8.1 In addition to the sale of the DVM, Manufacturer will provide ETC with access to its propriety database for the digital distribution and sale of custom music CDs. The Network services to be provided by Manufacturer are set forth on Exhibit "E" attached hereto. Manufacturer's obligation to provide ETC with the Network Services as provided for in this Paragraph 8.0 shall be conditioned upon ETC's compliance with its obligations hereunder, including, without limitation, Paragraph 2.1.

     8.2 In consideration for the Network Services to be provided hereunder, ETC shall, on no less than a monthly basis, pay Manufacturer a fee of no less than Thirty Five Cents ($0.35) per sound track reproduced ("Royalty Fee") based upon Manufacturer's current licensing agreements. Manufacturer reserves the right to increase the Royalty Fee upon thirty (30) days notice to ETC in the event of an increase in Manufacturer's existing or new licensing agreements. In addition to the Royalty Fee, ETC shall pay to Manufacturer a monthly "Network Service Fee" as follows:

     (ii) Five Hundred Dollars ($500.00) per DVM for the first ten (10) units payable in advance on the first of each month as well as a license fee, payable within ten (10) days after the end of each month, for Manufacturer's patented technology as well as twenty five percent (25%) of the net revenue generated by each DVM;

    (iii) From eleven (11) to twenty five (25) units, the Network Service Fee for Manufacturer's patented technology and proprietary software shall be equal to five percent (5%) of the gross monthly revenue and twenty five percent (25%) of the net monthly revenue generated by each DVM, payable within ten (10) days after the end of each month, with a guaranteed minimum of Four Hundred Fifty Dollars ($450.00) per DVM per month payable in advance on the first of each month;

     (iv) From twenty six (26) to fifty (50) units, the Network Service Fee for Manufacturer's patented technology and proprietary software shall be equal to two and one-half percent (2.5%) of gross monthly revenue and twenty five percent (25%) of the net monthly revenue generated by each DVM, payable within ten (10) days after the end of each month, with a guaranteed minimum of Four Hundred Fifty Dollars ($450.00) per DVM per month payable in advance on the first of each month; and

     (v) After the sale of fifty (50) units, the Network Service Fee shall computed at two and one-half percent (2.5%) of gross monthly revenue as well as twenty five percent (25%) of the net monthly revenue generated by all DVMs, payable within ten (10) days after the end of each month, with a guaranteed minimum of fifty (50) DVMs at Four Hundred Fifty Dollars ($450.00) per unit per month, payable in advance on the first of each month, together with two and one-half percent (2.5%) of gross monthly revenue on a maximum of fifty (50) DVMs, payable within ten (10) days after the end of each month. In the event there are no net revenues, ETC and Manufacturer shall renegotiate in good faith the Network Service Fee. For purposes of this Paragraph 8.2, "net revenue" shall be calculated consistent with the formula set forth on Exhibit "F" hereto.

     8.3 In the event ETC fails to pay any of the fees required by Paragraph 8.2 above, in addition to any other remedy available at law or in equity, Manufacturer shall have the right to immediately notify ETC of the default in payment in writing. ETC shall have the right to cure the default within ten (10) days of Manufacturer's notice. In the event, ETC fails to cure said default within ten (10) days, ETC's access to the Network may be terminated by Manufacturer without any further notice.

     8.4 ETC hereby acknowledges that the content database which will be available through the Network presently consists solely of independent music sound tracks which are made available to Manufacturer pursuant to Manufacturer's existing licensing agreement with The Orchard, LLC, an independent music label. ETC hereby further acknowledges that Manufacturer makes no representations or warranties whatsoever as to: (1) the continued availability of content from The Orchard, LLC for the Term as defined below; (2)the popularity of the independent content licensed from The Orchard, LLC; or (3) the rate or cost at which such music sounds tracks may be sold through the DVMs.

     9.0  TERM & TERMINATION.

     9.1  Term.

     The initial term of this agreement shall become effective and commence on the date Manufacturer receives the first purchase order and shall continue for five (5) years, unless earlier terminated as otherwise provided herein. After the initial five (5) year term, this Agreement shall continue in effect until terminated by either party as otherwise provided herein for additional periods of one (1) year duration each. Either Party shall have the right, upon one hundred twenty (120) days written notice delivered by either party to the other, to terminate this Agreement effective on any anniversary of the effective date, provided that this Agreement shall not be terminated pursuant to this sentence prior to the expiration of the initial five (5) year term described above.

     9.2  Renewal.

     This Agreement may be renewed by a written renewal agreement consented to by Manufacturer and ETC, which renewal agreement shall specify the renewal period and the terms and conditions to be applicable in said renewal period. In the absence of such a written renewal agreement, this Agreement will terminate as set forth in Paragraph 9.1, unless it is terminated earlier in accordance with Paragraphs 9.3 and 9.4.

     9.3  Termination by Manufacturer.

     Manufacturer may terminate this Agreement prior to the termination date set forth in paragraph 9.1 upon failure by the ETC to meet any of the milestones set forth in paragraph 2.3 by giving notice to ETC. Further and notwithstanding any provision herein to the contrary, in the event Manufacturer's existing licensing agreement with The Orchard, LLC as set forth in Paragraph 8.4 is terminated or not renewed, Manufacturer has the right, upon thirty (30) days advance written notice to ETC, to terminate the Network Services to be provided in Paragraph 8.0 of this Agreement.

     9.4  Termination by Either Party.

     Either Party may, by written notice to the other party, terminate this Agreement in any one or more of the following events:

     (vi) Failure to Pay: Failure of the other party to make any payment when due in accordance with the terms of this Agreement, if such default continues for five (5) business days or more after notice to such other party;

    (vii) Material Default: Material failure of the other Party to observe, keep or perform any of the covenants, terms or conditions herein, if such default continues for ten (10) business days or more after notice to such other party; or

   (viii) Insolvency. In the event:

          (i) A receiver is appointed for the other Party or for substantially all of such Party's assets;

          (ii) The other Party becomes insolvent or unable to pay its debts as they mature in the ordinary course of business;

         (iii) The other Party makes an assignment for the benefit of its creditors;

          (iv) Proceedings are commenced by or for the other Party under bankruptcy, insolvency or debtor's relief law; or

          (v) The other Party is sequestered by any government authority or is liquidated or dissolved.


     9.5  Consequences upon Termination.

          (a) In the event this Agreement is terminated for reasons other than a non-monetary default, ETC shall continue to have the rights in Paragraph 2.6 and Manufacturer will continue to provide the Network Services set forth in Paragraph 8.0 to ETC for each DVM purchased hereunder and operating at a point of sale location for a period of one hundred eighty (180) days from the date of termination, provided ETC complies with each of the following conditions:

               (i) Perform all of the duties and responsibilities as set forth in Paragraph 2.1; and

               (ii) Pay all monies due Manufacturer under this Agreement, including, without limitation, the fees due under Paragraphs 3.5(a) and 8.2.

     (b) Notwithstanding any provision herein to the contrary, in the event Manufacturer's existing licensing agreement with The Orchard, LLC as set forth in Paragraph 8.4 is terminated or not renewed, Manufacturer has the right, upon thirty (30) days advance written notice to ETC, to terminate, without any liability, the Network Services to be provided in Paragraph 8.0 of this Agreement.

     9.6  Return of the Programs Required.

     Upon termination of this Agreement for any reason whatsoever, ETC shall return to Manufacturer, at Manufacturer's expense, promptly and without charge (except as hereinafter provided) the Software and Network for all DVMs.

     9.7  ETC's Duty To Cease Advertising and Turn Over Records to Manufacturer.

     Upon termination of this Agreement, ETC shall:

     (a) Return to Manufacturer each sign having any Manufacturer name or trademark (whether or not any such material or signs have been paid for in full by ETC) and discontinue advertising such DVMs and parts; and

     (b) Turn over to the Manufacturer, free of charge, copies of all of its sales records, service records and other records and data relating to sales of products by each DVM.

     9.8  No Release of ETC from Obligations.

     Any termination of this Agreement shall not release ETC from paying any amount which may then be owing to Manufacturer or from any obligation to pay for any DVMs or parts which may have been ordered by ETC and not shipped prior to such termination. In the event of any termination of this Agreement, all obligations owed by ETC to Manufacturer and to its affiliates shall become immediately due and payable on the effective date of termination whether otherwise then due or not (without presentment, demand, protest or notice of any kind, all of which are hereby waived by ETC); and Manufacturer may offset and deduct from any or all amounts owed to ETC, any or all amounts owed by ETC to Manufacturer, rendering to ETC the excess, if any.

     9.9  Manufacturer Relieved from Obligation To Ship DVMs to ETC.

     (a) In the event of termination of this Agreement by either party or automatically as provided herein, Manufacturer is relieved from any obligation to make any further shipments hereunder, and may cancel all of ETC's unshipped orders for DVMs or parts, irrespective of previous acceptance by Manufacturer, except those DVMs or parts which are proved to Manufacturer's satisfaction to have been sold by ETC pursuant to a valid and binding obligation prior to the receipt by ETC of notice of termination; provided, however, that payment therefor shall be cash in advance Manufacturer shall have no obligation or liability to ETC or its prospective customers in connection with any such cancellation.

     (b) In the event of termination of this Agreement by either party or automatically as provided herein, ETC will be entitled to a refund less a cancellation fee in accordance with the following schedule:

           Number of Days Before        Charge as a Percentage
             Termination Date              of Purchase Price
           ---------------------        ----------------------
                   120                            25%
                    90                            35%
                    60                            50%
                    30                            80%

     10.0 PROPRIETARY MATERIALS.

     (a) Any and all documentation, patents, manuals, designs, drawings and plans relating to the DVMs (collectively, "Proprietary Technical Materials") that Manufacturer may furnish to ETC shall be in ETC's possession solely for the purpose of operating, servicing and repairing the DVMs and for no other purpose. ETC is not hereby granted a license nor authorized to grant any license or sublicenses to use the Proprietary Technical Materials. ETC agrees to maintain the confidentiality of all Proprietary Technical Materials and to instruct and obligate their employees and customers to do the same.

     (b) Without limiting the generality of the foregoing, ETC may not reproduce or copy any Proprietary Technical Materials or transfer, assign, license, sublicense, loan, pledge, encumber, disclose or otherwise make available all or any portion of such Proprietary Technical Materials to any other person or entity, without the prior express written consent of Manufacturer. Title to and ownership of the Proprietary Technical Materials shall at all times remain in Manufacturer. ETC agrees, upon notice from Manufacturer of any termination of the license granted pursuant to this Agreement and in accordance with any more specific directions from Manufacturer, to deliver immediately to Manufacturer all Proprietary Technical Materials and all copies thereof.

     11.0 INDUSTRIAL PROPERTY RIGHTS

     (a) ETC agrees that all industrial property rights to the DVMs are and shall remain the sole property of Manufacturer. The use of ETC of any Industrial Property Rights (including, but not limited to, any trademark, trade name or copyrighted material) is authorized only for the purposes herein set forth; and upon termination of this Agreement for any reason, such authorization shall cease. ETC agrees to identify Manufacturer as the owner of the industrial property rights to the DVMs provided hereunder in any use of such DVMs, including without limitation, business dealings with any vendor or other third party(s) with whom ETC contracts, and to require each such part(y) to identify Manufacturer in the same manner. ETC is authorized to use Manufacturer's trademarks, tradenames and copyrighted material in the name of DVMs under this Agreement, provided that any materials so used shall be identified as subject to a trademark, tradename or copyright as applicable and subject to the terms of the Software License Agreement attached hereto as Exhibit "D" for any software licensed hereunder.

     (b) ETC acknowledges that by reason of its relationship to Manufacturer hereunder it will have access to certain information and materials concerning Manufacturer's patents, manuals, designs, drawings and plans relating to the DVMs (including but not limited to information and materials contained in Technical Data which may be provided by Manufacturer) which is confidential and of substantial value to Manufacturer, which value would be impaired if such information were disclosed to third parties. ETC agrees that it shall not use in any way for its own account or the account of any third party, nor disclose to any third party, any such confidential information which is revealed to it by Manufacturer or which it obtains as a result of the relationship created by this Agreement. ETC will take every reasonable precaution to protect the confidentiality of such information, treating such information as if it were ETC's own confidential business information. Upon request by ETC, Manufacturer shall advise if it considers any particular information or materials to be confidential. ETC will not publish any technical description of the DVMs beyond the descriptions published by Manufacturer. ETC's obligations with regard to confidentiality and Industrial Property Rights as established by this Agreement shall survive the termination of this Agreement.

     12.0 NON-DISCLOSURE AND CONFIDENTIALITY.

     The Parties acknowledge that during the course of this association with each other and their respective subsidiaries and affiliates, each will be exposed to documents and other information regarding the confidential affairs of the other and their respective subsidiaries and affiliates, including without limitation information about their respective past, present and future financial condition, the markets for their respective products, key personnel, trade secrets, current and prospective customer lists, operational methods, acquisition plans, prospects, plans for future development and other business affairs and information about each other and their respective subsidiaries and affiliates, all of which is information not readily available to the public (the "Confidential Information"). The Parties further acknowledge that the services to be performed under this Agreement are of a special, unique, unusual, extraordinary and intellectual character. In recognition of the foregoing, the Parties covenant and agree as follows:

     12.01 No Disclosure or Use of Confidential Information. At no time shall either Party ever divulge, disclose, or otherwise use any Confidential Information, unless and until such information is easily available in the public domain by reason other than that Party's unauthorized disclosure or use thereof, unless such disclosure or use is expressly authorized by that Party's President in writing in advance of such disclosure or use.

     12.02 Return of Manufacturer's Property, Records and Files. Upon the termination of this Agreement at any time and for any reason, or at any other time as a Party's President may so direct, each Party shall promptly deliver to the other all of the property and equipment of that Party and its subsidiaries (including any cell phones, pagers, credit cards, personal computers, etc.) and any and all documents, records, and files, including any notes, memoranda, customer lists, reports or any and all other documents, including any copies thereof, whether in hard copy form or on a computer disk o hard drive, which relate to that Party, its subsidiaries, affiliates, successors or assigns, and/or their respective past and present officers, directors, employees of that Party (collectively, the "Party's Property, Records and Files"); it being expressly understood that, upon termination of this Agreement, neither Party shall be authorized to retain any of the other Party's Property, Records and Files, except to the extent expressly so authorized in writing by the other Party's President.

     13.  NONCOMPETITION AND NON-SOLICITATION.

     13.1. Noncompetition and Other Matters. During the term of this Agreement and for a five (5) year period immediately following the date of termination of this Agreement at any time and for any reason ("Restrictive Period"), ETC shall not in any city, town, county, parish or other municipality in any state of the United States (the names of each such city, town, parish, or other municipality, including, without limitation, the name of each county in the State of California, being expressly incorporated by reference herein), or any other place in the world, where Manufacturer, or its subsidiaries, affiliates, successors, or assigns, engages in Manufacturer's business as described herein (the "Business"), directly or indirectly, (i) engage in a competing business for ETC's own account; (ii) enter the employ of, or render any consulting services to, any entity that competes with Manufacturer, or its subsidiaries, affiliates, successors, or assigns, in the Business; or (iii) become interested in any such entity in any capacity, including, without limitation, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant provided, however, ETC may own, directly or indirectly, solely as a passive investment, securities of any entity traded on any national securities exchange if ETC is not a controlling person of, or a member of a group which controls, such entity and does not, directly or indirectly own 1% or more of any class of securities of such entity.

     13.2 Noninterference. During the Restrictive Period, ETC shall not, directly or indirectly, solicit, induce, or attempt to solicit or induce any officer, director, employee, agent or consultant of Manufacturer or any of its subsidiaries, affiliates, successors or assigns to terminate his or her employment or other relationship with the Manufacturer or its subsidiaries, affiliates, successors or assigns for the purpose of associating with any competitor of Manufacturer or its subsidiaries, affiliates, successors or assigns, or otherwise encourage any such person or entity to leave or sever his, her or its employment or other relationship with Manufacturer or its subsidiaries, affiliates, successors or assigns for any other reason.

     13.3 Nonsolicitation. During the Restrictive Period, ETC shall not, directly or indirectly, solicit, induce, or attempt to solicit or induce, any customers, clients, vendors, suppliers or consultants then under contract to Manufacturer or its subsidiaries, affiliates, successors or assigns, to terminate his, her or its relationship with Manufacturer or its subsidiaries, affiliates, successors or assigns, for the purpose of associating with any competitor of Manufacturer or its subsidiaries, affiliates, successors or assigns, or otherwise encourage such customers, clients, vendors, suppliers or consultants then under contract to terminate his, her or its relationship with the Manufacturer or its subsidiaries, affiliates, successors or assigns for any reason.

     14.  RIGHTS AND REMEDIES UPON BREACH.

     If either Party breaches, or threatens to commit a breach of, any of the provisions of Paragraphs 11, 123 or 13 above (the "Restrictive Covenants"), the non-breaching Party and its subsidiaries, affiliates, successors or assigns shall have the following rights and remedies, each of which shall be independent of the others and severally enforceable, and each of which shall be in addition to, and not in lieu of, any other rights or remedies available to the non-breaching Party or its subsidiaries, affiliates, successors or assigns at law or in equity.

     14.01 Specific Performance. The right and remedy to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction by injunctive decree or otherwise, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the non-breaching Party or its subsidiaries, affiliates, successors or assigns and that money damages would not provide an adequate remedy to the non-breaching Party or its subsidiaries, affiliates, successors or assigns.

     14.02 Accounting. The right and remedy to require the breaching Party to account for and pay over to the non-breaching Party or its subsidiaries, affiliates, successors or assigns, as the case may be, all compensation, profits, monies, accruals, increments or other benefits derived or received by the breaching Party as a result of any transaction or activity constituting a breach of any of the Restrictive Covenants.

     14.03 Severability of Covenants. The Parties acknowledge and agree that the Restrictive Covenants are reasonable and valid in geographic and temporal scope and in all other respects. If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be effected and shall be given full force and effect without regard to the invalid portions.


     14.04 Modification by the Court. If any court determines that any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration or geographic scope of such provision, such court shall have the power to reduce the duration or scope of such provision, as the case may be (it being the intent of the parties that any such reduction be limited to the minimum extent necessary to render such provision enforceable), and, in its reduced form, such provision shall then be enforceable.

     14.05 Enforceability in Jurisdictions. Each Party intends to and hereby confers jurisdiction to enforce the Restrictive Covenants upon the courts of any jurisdiction within the geographic scope of such covenants. If the courts of any one or more of such jurisdictions hold the Restrictive Covenants unenforceable by reason of the breadth of such scope or otherwise, it is the intention of each Party that such determination not bat or in any way effect the right of the non-breaching Party or its subsidiaries, affiliates, successors or assigns to the relief provided herein in the courts of any other jurisdiction within the geographic scope of such covenants, as to breaches of such covenants in such other respective jurisdictions, such covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.

     15.  GENERAL.

     15.1 Entire Agreement.

     This Agreement constitutes the entire agreement and understanding between the parties concerning the subject matter hereof and supersedes all prior agreements, negotiations and understandings of the parties. No representation, promise, modification or amendment shall be binding upon either party as a warranty or otherwise, unless in writing and signed on behalf of each party by a duly authorized representative. Although ETC may use its standard purchase order form to give any order or other notice provided for hereunder, said order or notice will be governed by the terms and conditions of this Agreement, and any term or condition set forth in any such standard form which is inconsistent with or in addition to the terms and conditions of this Agreement shall have no force or effect.

     15.2 Notices.

     All notices and other communications under this Agreement shall be in writing and shall be given by facsimile or first class mail, certified or registered with return receipt requested, and shall be deemed to have been duly given three (3) days after mailing or twenty-four (24) hours after transmission of a facsimile to the respective persons named below:

     If to Manufacturer:                Mr. Mark V. Asdourian, CEO
                                        Hitdisc.com, Inc.
                                        5 Park Plaza, Suite 820
                                        Irvine, California 92614
                                        Fax: 949.221.0019

     If to Supplier:                    Mr. Greg Kaiser
                                        President
                                        Enter Tech Corporation
                                        430 East 6th Street
                                        Loveland, Colorado 80537
                                        Fax: 970.669.4921


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


     Any party may change such party's address for notices by notice duly given pursuant hereto.

     15.3 Assignment.

     Neither Party may assign this Agreement, in whole or in part, without the prior written consent of the other, except that the Manufacturer may assign this Agreement without such consent to any successor in interest or to any parent, subsidiary or affiliated company of the Manufacturer in connection with a sale or merger. Any assignment in violation of this section shall be void.

     15.4 Force Majeure.

     If the performance of this Agreement or any obligation hereunder, except the making of payments hereunder, is prevented, restricted or interfered with by reason of fire, flood, earthquake, explosion or other casualty or accident; strikes or labor disputes; inability to procure parts, supplies or power; war or other violence; any law, order, proclamation, regulation, ordinance, demand or requirement of any government agency; or any other act or condition whatsoever beyond the reasonable control of the affected party, the party so affected, upon giving prompt notice to the other party, shall be excused from such performance to the extent of such prevention, restriction or interference; provided, however, that the party so affected shall take all reasonable steps to avoid or remove such causes of nonperformance and shall resume performance hereunder with dispatch whenever such causes are removed.

     15.5 Amendments; Waivers.

     This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms or covenants hereof may be waived, only by a written instrument executed by the parties, or in the case of a waiver, by the party waiving compliance. The failure of any party at any time or times to require performance of any provision hereof shall in no manner effect the right of such party at a later time to enforce the same. No waiver by any party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waive of the breach of any other term or covenant contained in this Agreement.

     15.6 No Other Warranty or Representation.

     ETC hereby acknowledges that it has not entered into this Agreement in reliance upon any warranty or representation by any person or entity, verbal or written, including, without limitation, any representation or warranty concerning the projected sales of custom music CDs by the DVMs, the cost of such products, the rate at which advertising may be charged or any other financial projections concerning the operation or use of DVMs, except for the limited warranties or representations specifically set forth herein.

     15.7 Arbitration.

     Any claim, dispute or controversy arising out of or in connection with or relating to this Agreement or the breach or alleged breach thereof shall be submitted by the parties to binding arbitration in the County of Orange, State of California, before a panel of three (3) arbitrators agreeable to both Parties. The cost of the arbitration shall be equally divided between the Parties. If the Parties cannot agree on a panel within two (2) weeks after arbitration is requested in writing by either of them, the arbitration shall proceed in Orange County, California, before a panel appointed by the American Arbitration Association and under the rules then obtaining of that Association. The award shall be binding, each Party hereby expressly waiving its right to appeal, and rendered in such form that judgment may be entered thereon in any court having jurisdiction thereof.


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


     15.8 Attorneys' Fees.

     If any legal or arbitration or other proceeding is initiated so as to enforce the terms of this Agreement, or as a result of an alleged breach, dispute, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party within the meaning of Civil Code section 1717 shall be entitled to recover reasonable attorney fees and other costs incurred in the action or proceeding, in addition to any other relief to which he, she or it is entitled as a matter of law.

     15.9 Interpretation.

     This Agreement has been negotiated at arms length in California between persons knowledgeable in the matters addressed herein. Each party hereby represents that he, she or it has been represented or had the opportunity to be represented by experienced and knowledgeable legal counsel. Accordingly, any rule of law, including without limitation, Civil Code section 1654, or any other statutes, legal decisions or common law principles of similar effect, which would require interpretation of any ambiguities in this Agreement

     15.10 Press Releases.

     This Agreement and/or its contents is not to be publicly announced without prior written consent from ETC and Manufacturer.

     15.11 Applicable Law.

     This Agreement shall be governed by the laws of the State of California as such laws are applied to contracts between California residents entered into and to be performed entirely within the State of California.

     15.12 Counterparts.

     This Agreement may be executed by the Parties hereto via facsimile in separate counterparts, each of which, when so executed and delivered, shall be an original, but all such counterparts together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

MANUFACTURER:                             Enter Tech Corporation:
Hitsdisc.com, Inc.


/s/ Mark V. Asdourian                     /s/ Greg Kaiser
-------------------------------           ---------------------------------
By: Mark V. Asdourian                     By: Greg Kaiser
Its: CEO                                  Its: President


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